UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2014

COMMUNITY FIRST, INC.

(Exact name of registrant as specified in charter)

Tennessee	0-49966	04-3687717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South James M. Campbell Blvd. Columbia, TN		38401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (931) 380-2265

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD.

The information set forth below under Item 8.01 is incorporated herein by reference.

Item 8.01	Other Events.

On April 14, 2014, the United States Department of the Treasury (the “Treasury”) closed on the sale of 17,806 shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), and 890 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) that it owned in Community First, Inc. (the “Company”), which shares it had acquired pursuant to the terms of a Securities Purchase Agreement—Standard Terms that the Treasury and the Company entered into on February 27, 2009 pursuant to the Treasury’s Capital Purchase Program established under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009. The Treasury sold its shares in a modified Dutch auction. The clearing price for the Series A Preferred Stock was $300.50 per share and the clearing price for the Series B Preferred Stock was $521.75 per share. Certain of the directors and executive officers of the Company acquired 7,004 of the shares of the Series A Preferred Stock in connection with the auction. The Company received none of the proceeds from the sale of the Series A Preferred Stock and Series B Preferred Stock by the Treasury.

Because the Company has not paid dividends on the Series A Preferred Stock and Series B Preferred Stock for more than six quarters, the holders of the Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, have the right to elect two directors to the Company’s Board of Directors until the Company has paid all such dividends that it has failed to pay. Holders of the Company’s common stock will not have a right to vote on the election of any directors elected by the holders of the Series A Preferred Stock and Series B Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FIRST, INC.

By:	/s/ Jon Thompson
Name: Jon Thompson
Title: Chief Financial Officer

Date: April 15, 2014